UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

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MAY 2017
Providing the Facts for our Stockholders

Safe Harbor Forward-Looking Statements This presentation and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” “believe,” or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company’s current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company’s business segments; the Company’s chief executive officer and chief financial officer transitions, including the Company’s ability to effectively operate and execute its strategies during the interim period and difficulties or delays in identifying and/or attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company’s store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions, including capacity-related outages, caused by the implementation and operation of the Company’s new store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company’s ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company’s supply chain; limitations of, or disruptions in, the Company’s distribution network; rapid inflation or deflation in the prices of the Company’s products; the Company’s ability to execute and the effectiveness of a store consolidation, including the Company’s ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company’s available cash flow; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company’s brand; uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company’s information technology and other networks and the Company’s ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Use of Non-GAAP Financial Measures This presentation refers to EBITDA (earnings before interest, taxes, depreciation and amortization), and free cash flow (EBITDA less cash taxes, interest, capital expenditures, plus stock-based compensation expense and plus (less) the net decrease (increase) in net working capital), which are non-GAAP financial measures as defined in Item 10(e) of Regulation S-K. Management believes that presentation of these non-GAAP financial measures in this presentation are useful to investors in their analysis of the Company’s projected performance in future periods. This non-GAAP financial information should be considered as supplemental in nature and not as a substitute for or superior to the historical financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies. Please see the Company’s earnings press releases dated February 13, 2017 and May 1, 2017 for non-GAAP reconciliation of diluted earnings per share excluding special items and consolidated adjusted EBITDA in the applicable quarterly periods which were used to calculate the sequential improvements contained in this presentation. The Company has not quantitatively reconciled differences between EBITDA or free cash flow and their corresponding GAAP measures for 2018 and 2019 projections due to the inherent uncertainty regarding variables affecting the comparison of these measures. Additional Information and Where to Find It The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at Rent-A-Center’s 2017 Annual Meeting. On April 27, 2017, the Company filed its definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to its 2017 Annual Meeting. The Company’s stockholders are strongly encouraged to read the Proxy Statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information. Additional information regarding the identity of participants, and their direct or indirect interests (by security holdings or otherwise) is set forth in the Proxy Statement. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at the Company’s website at www.rentacenter.com, by contacting the Company’s Investor Relations at 972-801-1100 or by contacting the Company’s proxy solicitor, Okapi Partners LLC, toll free at 1-877-259-6290. 1

RCII Board Took Swift Action to Correct Trajectory of the Business Over the Last Two Quarters and Remains Confident in Future

Quarterly same store sales (SSS)



Core U.S
Consolidated Rent-A-Center
1.0%
8.0%
1.4%
7.5%
(0.2%)
5.2%
(2.2%)
1.7%
(3.8%)
(2.5%)
(6.7%)
(4.9%)
(12.0%)
(8.4%)
(14.2%)
(9.6%)
(12.5%)
(7.8%)
(9.0%)[1]
n/a
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
Q1
April
2015
2016
2017

The Board took expeditious action in response to a decline in performance in 2016, implementing:

- swift management changes
- targeted operational initiatives
- remedied POS system outages
- headcount reduction

The Board and management have developed a comprehensive strategic and financial plan aimed at maximizing value for all stockholders

While the plan is underway, because of the portfolio nature of the business, financial metrics will recover over time as the impacts of the initiatives take hold

The plan is already taking hold; further, the Company has instituted disclosure of monthly metrics that enables investors to carefully monitor results

Notably, April 2017 SSS, when adjusted for the extra business day in April 2016, demonstrated a ~350 basis point improvement vs. Q1 2017 SSS

Engaged Capital's claims that the Board failed to act are completely false and misleading to Rent-A-Center stockholders

[1] *Excludes the impact of the extra business day in April 2016 compared to April 2017, which reduced same store sales by ~400bps*

2

Rent-A-Center Has and Will Continue to Generate Value for all Stockholders 3 1 Represents the total stockholder return from Rent-A-Center’s (RCII) IPO on 1/25/95 to the end of each year indicated 0% 500% 1,000% 1,500% 2,000% 2,500% 3,000% ‘95 ‘96 ‘97 ‘98 ‘99 ‘00 ‘01 ‘02 ‘03 ‘04 ‘05 ‘06 ‘07 ‘08 ‘09 ‘10 ‘11 ‘12 ‘13 ‘14 ‘15 ‘16 Total stockholder returns (1995-2016) of 1,074% vs. 632% for the S&P 500 and 950% for the S&P retailing index Under Speese leadership (1995-2013) total stockholder returns of 2,571% vs. 467% for the S&P 500 and 666% for the S&P retailing index Returned ~$1.6 billion in capital to stockholders through dividends and stock repurchases Recent stock price underperformance can be linked to the discrete and highly fixable operational challenges which impacted 2016 financial results As the strategic plan continues to progress, our financial results will improve, and as a result, our stockholders will enjoy the resulting value creation As a founder, Mr. Speese brings unparalleled knowledge of the business and the Rent-to-Own industry, and is best positioned to lead the Company to enhance stockholder value Cumulative total stockholder returns1 RCII S&P 500 +2,571% during Mr. Speese’s time is management

Engaged Capital’s Claims Are Misleading, False and Designed to Advance its Own Interests at the Expense of ALL Other Stockholders Engaged Capital’s Claims Are Misleading, False and Designed to Advance its Own Interests at the Expense of ALL Other Stockholders    • Engaged Capital is attempting to mislead stockholders by cherry-picking information and omitting the facts that have been published in Rent-A-Center’s presentations    RCII Investor Presentation—May 17, 2017    The Rent-A-Center Board has been and will continue to act in the best interests of ALL stockholders with a focus on maximizing value    4

Rent-A-Center’s Board and Management Represent Best Path Forward to Drive Value for ALL Stockholders    Engaged Capital’s Claims    Rent-A-Center Facts    Rent-A-Center has comprehensive turnaround plan focusing on all aspects of the business Plan was created via a deliberative, introspective process that involved the input of the entire Board and senior management team Board regularly evaluates opportunities to drive enhanced stockholder value and assesses them against a range of strategic options, is well advised and highly aware of the industry and prospects for the Company Board believes strategic plan has potential to deliver substantially more value to stockholders than conducting a sale process at this time    Board believes Mark Speese is best situated to serve as Chairman As a founder, Mark is the director most familiar with the business and the RTO industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy Adopted stockholder rights plan to protect best interests of all Rent-A-Center stockholders    Appointed Mark Speese as Chief Executive Officer and Joel M. Mussat as Executive Vice President – Chief Operating Officer Continue to search for highly qualified executives to fill senior management positions Engaged Capital has repeatedly been unwilling to negotiate and rejected Board’s settlement offer for two Board seats, underscoring intent to advance its own interests    Vote for the superior Rent-A-Center Board slate on the WHITE proxy card TODAY and discard any proxy card sent by Engaged Capital    5

Engaged Capital’s “Plan” Contains No New Ideas,    Reflecting Lack of Understanding of the Business    Many of the ideas proposed in Engaged Capital’s “day one” plan are already well underway as part of the Company’s strategic plan.    Engaged Capital’s Claims    Underway: Hiring Consultant Done Underway    Rent-A-Center Facts    Board took expeditious action in response; implemented a comprehensive strategic and financial plan Have already started to realize benefits of the strategic plan Working to stabilize and upgrade the workforce by increasing mix of full-time positions to improve customer relationships; store-level turnover has dropped for five consecutive months As COO, Mitch Fadel spearheaded several implementation and operational missteps and the Rent-A-Center Board requested his resignation from the Board Underperforming stores expected to show signs of a turnaround by the end of 2017 or will be evaluated for rationalization Improved ANow’s retail concentration by not renewing agreement with Conn’s; business will be less susceptible to volatility in the broader retail industry, helps optimize portfolio of ANow locations and improves profitability and cash flow Have aggressively implemented several initiatives to reduce amount of ANow returned product into Core stores As part of an effort to enhance transparency into results and turnaround, RCII provides monthly report on key operating metrics Publicly stated on Q4 2016 earnings call that we are evaluating the best path forward for our Mexico operation Executing a cost rationalization plan to achieve ~6% reduction in the field support center workforce Evaluating optimal franchising brick & mortar strategy    The election of Engaged Capital’s nominees would limit the value creation opportunity for ALL stockholders and adversely affect the execution of the strategic plan that is currently underway    6

FURNITURE APPLIANCES ELECTRONICS COMPUTERS Rent A Center RAC